Exhibit 6.1

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“Agreement”), effective as of July 16, 2025, (“Effective Date”), is by and between Compound Administrative Services LLC, a Delaware limited liability company, located at 1900 Glades Road STE: 500, Boca Raton, FL 33431 USA (“Compound Administrative”) and Compound Real Estate Bonds II, Inc, a Florida Corporation, located at 1185 Avenue of the Americas, 3rd floor, New York, NY 10036. (the “Company”)

RECITALS

WHEREAS, the Company desires to retain Compound Administrative to provide certain personnel and administrative services to the Company, and Compound Administrative is willing to provide such personnel and administrative services to the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto are Affiliates (as defined below), each being a wholly owned subsidiary of Compound Banc Real Estate Holdings, Inc., a Florida corporation;

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. APPOINTMENT; SERVICES.

(a) Services. Pursuant to the terms of and conditions of this Agreement, during the Term, the Company hereby engages Compound Administrative to provide to the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such direction provided by the Company to Compound Administrative (collectively, the “Services”) and Compound Administrative hereby accepts such engagement and agrees to perform such Services consistent with the terms and conditions of this Agreement.

(b) Administrative Fee. As compensation for the Services, the Company agrees to pay Compound Administrative a monthly administrative service fee (the “Administrative Services Fee”) equal to the costs of Compound Administrative incurred by Compound Administrative in providing the staff and office expenses as included in the Services. On the first business day of each month during the Term following the initial month of the Term, Compound Administrative shall invoice the Company for amount of Administrative Services Fee (the “Monthly Invoice”) for the preceding month in accordance with the Services provided in the preceding month. The Monthly Invoice shall provide a detailed breakdown of the components of the Monthly Services Fee. Compound Administrative shall provide the Company with such additional documentation as it reasonably requests to support such additional documentation.

(c) Billing Dispute Resolution. If the Company disputes any expense or expenses included on the Monthly Invoice, including on the grounds that the same was not a reasonable or appropriate cost incurred by Compound Administrative in connection with the Services, Compound Administrative shall be promptly notified of the exceptions taken. Compound Administrative and the Company shall use their commercially reasonable efforts to resolve the payment dispute within sixty (60) days after notice of such dispute. If the payment dispute is not resolved within such 60-day period, the Company and Compound Administrative shall promptly submit such dispute to binding arbitration pursuant to the rules and procedures of the American Arbitration Association and use their respective commercially reasonable efforts to cause a neutral arbitrator to resolve the dispute on an expedited basis, and in any event as soon as practicable. The provisions of this SECTION 1(c) shall survive the expiration or earlier termination of this Agreement.

(d) Allocation of Resources. During the term of this Agreement, Compound Administrative shall provide the Services pursuant to this Agreement and allocate a sufficient amount of their time, focus, resources and effort as Compound Administrative may determine is reasonably necessary to perform such Services under the then-current scope of Services, and with that degree of care, diligence and skill that a reasonably prudent manager involved in providing services comparable to those of the Services.

SECTION 2. EMPLOYEES OF COMPOUND ADMINISTRATIVE. Compound Administrative shall select, employ, pay compensation to, supervise and direct all personnel and employees of Compound Administrative necessary for the performance of the Services. Notwithstanding the foregoing, the Company may at any time, in its sole discretion with or without cause, direct that Compound Administrative remove any particular employee or agent of Compound Administrative from provision of the Services, and, following any such removal and the payment of all amounts properly owed to such employee or agent as of the date of such removal, the salary and other costs related to such employee or agent shall be excluded from the Administrative Services Fee.

SECTION 3. SERVICE PROVIDER INFORMATION. It is contemplated by the parties hereto that, during the Term of this Agreement, the parties will be required to provide each other certain notices, information and data necessary for Compound Administrative to perform the Services and for the parties to perform their respective obligations under this Agreement. Compound Administrative shall be permitted to rely on any information or data provided by the Company and any of their respective Affiliates, directors, employees, or agents or other representatives identified by Company, to Compound Administrative in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that Compound Administrative has actual knowledge that such information or data is inaccurate or incomplete. For purposes herein, “Affiliate” means, in respect of a person, each entity that, directly or indirectly, controls, is controlled by or is under common control with such person.

SECTION 4. NO COMMINGLING OF ASSETS. To the extent Compound Administrative shall have charge or possession of any of the Company’s assets in connection with the provision of the Services pursuant to this Agreement, Compound Administrative shall (a) hold such assets in the name and for the benefit of the Company, and (b) separately maintain, and not commingle, such assets with any assets of Compound Administrative or any other person.

SECTION 5. TERM AND TERMINATION.

(a) Subject to the provisions of SECTION 5(b), the term “Term”) of this Agreement shall commence on the Effective Date and shall continue indefinitely until terminated.

(b) This Agreement and the Term may be terminated at any time upon 30 days’ prior written notice from one party to the other. This Agreement and the Term will automatically be terminated if either party makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition for bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency.

(c) Upon any termination of this Agreement in accordance with this SECTION 5, all rights and obligations under this Agreement shall cease except for (i) rights or obligations that are expressly stated to survive a termination of this Agreement and (ii) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to, or in connection with, such termination, including the obligation to pay any portion of the Administrative Services Fees that has accrued prior to such termination, regardless of whether any such portions have otherwise become payable.

SECTION 6. CONFIDENTIALITY.

(a) Protection of Confidential Information. Compound Administrative agrees that all Confidential Information (as defined below) shall be kept confidential by it and shall not be disclosed by it in any manner whatsoever; provided, however, that (i) any such Confidential Information may be disclosed by Compound Administrative solely to its officers, directors, employees, counsel, accountants, agents or any of its Affiliates who need to know such information for the purpose of Compound Administrative’s provision of the Services or otherwise complying with its obligations under this Agreement (it being understood that Compound Administrative will inform such persons of the confidential nature of such information, will direct and cause them to agree to treat such information in accordance with the terms hereof and will be liable for any breach of this SECTION 6 by any such person), (ii) any disclosure of Confidential Information may be made by Compound Administrative to the extent the Company consents in writing and (iii) Compound Administrative may disclose Confidential Information to the extent required by law or in response to legal process, applicable governmental regulations or governmental agency request, but only that portion of such Confidential Information which, in the opinion of Compound Administrative’s counsel, is required or would be required to be furnished to avoid liability for contempt or the suffering of other material judicial or governmental penalty or censure; provided that, Compound Administrative notifies the Company of its obligation to provide such Confidential Information prior to disclosure (unless notification is prohibited by applicable law, regulation or court order) and Compound Administrative cooperates to protect the confidentiality of such Confidential Information.

(b) Ownership. All Confidential Information belongs to the Company. Any permitted use or disclosure of any Confidential Information by Compound Administrative shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information.

(c) Remedies. The parties agree and acknowledge that any unauthorized use of Confidential Information by Compound Administrative would result in irreparable harm to the Company. Therefore, if Compound Administrative breaches any of its obligations with respect to this SECTION 6, the Company, in addition to any rights and remedies it may have, shall be entitled to seek equitable, including injunctive, relief to protect its Confidential Information, without any requirement of posting a bond or other security.

(d) Return of Confidential Information. Upon termination of this Agreement for any reason, Compound Administrative shall, and shall cause its employees and representatives to, promptly return to the Company all Confidential Information, including all copies thereof, in its possession or control, or destroy or purge its own system and files of any such Confidential Information (to the extent practicable) and upon request of the Company deliver to the Company a written certificate signed by an officer of Compound Administrative that such destruction and purging have been carried out.

(e) Survival. The provisions of this SECTION 6 shall survive the termination of this Agreement for a period of three (3) years thereafter, unless any Confidential Information is subject to a longer-termed confidentiality agreement with a third party, in which case this SECTION 6 shall survive as to such Confidential Information until the expiration or earlier termination of such agreement.

(f) “Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of Compound Administrative about the Company, the business of the Company or otherwise in connection with this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by Compound Administrative, (ii) was or becomes available to Compound Administrative from a source other than the Company or its Affiliates, provided that such source is not known by Compound Administrative to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company prior to disclosure to Compound Administrative, or (iii) was independently developed by Compound Administrative without violating any of Compound Administrative’s obligations under this Agreement (including the activities pertaining thereto).

SECTION 7. ASSIGNMENT; BINDING EFFECT.

(a) No party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement (by operation of law or otherwise), except with the prior written consent of the other party hereto, and any attempted assignment, transfer or delegation (except as provided herein) without such prior written consent shall be voidable at the sole option of such other party.

(b) Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of, this Agreement or any provision herein contained.

(c) The parties represent that the persons executing this Agreement on behalf of their respective organizations have specific and express authority to execute this Agreement on behalf of their respective organizations and that the respective organizations intend to be legally bound.

SECTION 8. INDEPENDENT CONTRACTOR; NO JOINT VENTURE. In providing the Services contemplated hereunder, Compound Administrative is acting as and shall be considered an independent contractor. Compound Administrative shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers’ compensation insurance premiums, and similar taxes and charges of any kind with respect to the Administrative Services Fees and the Services provided under this Agreement. This Agreement confers no rights upon a party except those expressly granted in this Agreement.

SECTION 9. INDEMNIFICATION. Compound Administrative LLC (as an “Indemnifying Party”) agrees to indemnify, defend, and hold harmless Compound Real Estate Bonds II, Inc., including its shareholders, officers, directors, members, partners, employees, contractors, affiliates, and other agents (“Indemnified Party”) from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, arbitration expenses, fines and expenses of whatever kind, including reasonable attorneys’ fees that may be asserted against or incurred by Indemnified Party (collectively, “Losses”) which arise out of or are related to: (1) Indemnifying Party conducting any and/or all Services for the Company; (2) breach or non-fulfillment of any provision of this Agreement by Indemnifying Party; (3) Indemnifying Party’s failure to perform job functions or duties as required, or result from conduct while engaging in any activity within or outside the scope of this Agreement; (4) any negligent or more culpable act or omission by Indemnifying Party, including any reckless or willful misconduct, in connection with the performance of its obligations under this Agreement; (5) any bodily injury, death of any person, or damage to real or tangible personal property caused by the negligent or more culpable acts or omissions of Indemnifying Party, including any reckless or willful misconduct; (6) any failure by Indemnifying Party to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement; (7) any actions taken by personnel and employees of Compound Administrative for the Company; (8) any action taken by Compound Administrative Inc. in connection with the provisions of the this agreement or the performance of its duties hereunder.

SECTION 10. GOVERNING LAW; SEVERABILITY; INTERPRETATION.

(a) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without regard to otherwise governing principles of conflicts of law. In addition to any remedies at law, or expressly set forth herein, the parties acknowledge that each party shall be permitted, to the extent possible under Delaware law, to pursue equitable remedies in respect of any breach of the terms of this Agreement, including, without limitation, the right to enforce such terms specifically notwithstanding the availability of adequate money damages.

(b) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c) Unless the context requires otherwise: (i) the singular form of nouns, pronouns and verbs include the plural and vice-versa; (ii) the terms “include,” “includes” and “including” and words of like import will be deemed to be followed by the words “without limitation”; and (iii) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 11. JUDICIAL PROCEEDINGS.

(a) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Florida for any actions, suits or proceedings arising out of or relating to or concerning this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in SECTION 12.

(b) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE PARTNERSHIP OR ITS OPERATIONS.

SECTION 12. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privileges hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the parties so long as each counterpart shall be signed by one or more of the parties and so long as the other parties shall sign at least one counterpart.

SECTION 14. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

IN WITNESS WHEREOF, the Agreement has been executed by the parties hereto as of the date first set forth above.

Compound Administrative Services LLC

By:	/s/ Inderjit Tuli
Name:	Inderjit Tuli
Title:	President

Compound Real Estate Bonds II, Inc.

By:	/s/ Harminder Burmi
Name:	Harminder “Michael” Burmi
Title:	CFO

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